Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Molina Healthcare, Inc. 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of our reports dated March 8, 2011, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
June 13, 2011